Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Reports Earnings Increase for 2021 of 39% and

Announces Authorization of Stock Repurchase Program

Dunmore, Pa., January28, 2022/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB), the parent company of Dunmore-based FNCB Bank (the “Bank”), today reported net income for 2021 of $21.4 million, or $1.06 per basic and diluted share, compared to net income of $15.3 million, or $0.76 per basic and diluted share, for 2020. The $6.0 million, or 39.3%, earnings improvement was due primarily to a $8.8 million, or 21.9%, increase in net interest income, coupled with a $1.8 million, or 91.5%, reduction in the provision for loan and lease losses.  Partially offsetting these positive factors was a $1.0 million, or 10.6%, decrease in non-interest income and a $2.2 million, or 7.5%, increase in non-interest expense. Net income for the fourth quarter of 2021 was $4.0 million, or $0.20 per basic and diluted share, a decrease of $1.2 million, or 23.2%, compared to $5.2 million, or $0.26 per basic and diluted share, for the same quarter of 2020. The reduction in fourth quarter earnings was largely due to increases in non-interest expense and credit provisioning, partially offset by an increase in net interest income.

Return on average assets and return on average shareholders’ equity were 1.36% and 13.46%, respectively, in 2021, compared to 1.13% and 10.66%, respectively in 2020. For the three months ended December 31, 2021, annualized return on average assets and annualized return on average shareholders’ equity were 0.94% and 9.82%, respectively. Comparatively, annualized return on average assets was 1.41% and annualized return on average shareholders’ equity was 13.49% for the three months ended December 31, 2020.

Dividends declared and paid in 2021 totaled $0.27 per share, an increase of $0.05 per share, or 22.7%, compared to $0.22 per share for 2020. Total dividends declared and paid for 2021 equated to a dividend yield of approximately 2.92% based on the closing stock price of $9.24 per share at December 31, 2021.

Stock Repurchase Program

On January 26, 2022, FNCB's Board of Directors authorized a stock repurchase program under which up to 750,000 shares of FNCB's outstanding common stock may be acquired in the open market commencing no earlier than March 4, 2022 and expiring December 31, 2022 pursuant to a trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. In 2021, the Board of Directors had authorized a similar program under which 330,759 common shares were repurchased. The 2021 plan expired on December 31, 2021.

The repurchase of shares under the program is administered through an independent broker. Repurchases may occur from time to time at prevailing market prices, through open market transactions depending upon market conditions, and are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the trading plan. Under the program, the purchases will be funded from working capital presently available to FNCB, and the repurchased shares will be returned to the status of authorized but unissued shares of Common Stock.  There is not a guarantee as to the exact number of shares that will be repurchased by FNCB, and FNCB may discontinue purchases at any time that management determines additional repurchases are no longer warranted. As of December 31, 2021,  FNCB had approximately 20.0 million shares outstanding.

2021 Highlights:

●	Fourth quarter earnings per share decreased $0.06 per share, or 23.1%, to $0.20 per share in 2021 compared to $0.26 per share for the fourth quarter of 2020. For the full year, earnings per share increased $0.30 per share, or 39.5%, to $1.06 per share in 2021 from $0.76 per share in 2020;
●	Return on average assets was 0.94% for the fourth quarter of 2021 and 1.41% for the same quarter of 2020. For the full year, return on average assets was 1.36% in 2021 compared to 1.13% in 2020;
●	For the fourth quarter, return on average shareholders' equity was 9.82% in 2021 from 13.49% in 2020. Return on average shareholders' equity for all of 2021 improved to 13.46% compared to 10.66% for 2020;
●	Tangible book value increased $0.43 per share, or 5.6%, to $8.13 per share at December 31, 2021 from $7.70 per share at December 31, 2020;
●	Total risk-based capital and Tier I Leverage ratios (FNCB Bank) were 14.61% and 9.82% at December 31, 2021 compared to 15.79% and 9.57% at December 31, 2020, respectively;
●	The earning asset yield (FTE) for the fourth quarter decreased 64 basis points to 3.41% in 2021 from 4.05% in 2020. Year over year, the earning asset yield (FTE) decreased 22 basis points to 3.63% in 2021 from 3.85% in 2020;
●	Cost of funds for the fourth quarter of 2021 decreased 28 basis points to 0.16% from 0.44% for the fourth quarter of 2020. Year over year, cost of funds decreased 39 basis points to 0.25% in 2021 from 0.64% in 2020.
●	The net interest margin (FTE) for the fourth quarter of 2021 decreased 41 basis points to 3.29% from 3.70% for the fourth quarter of 2020. Year over year, net interest margin (FTE) increased 10 basis points to 3.45% in 2021 from 3.35% in 2020;
●	Ratio of non-performing loans to total loans improved to 0.39% at December 31, 2021 compared to 0.62% at December 31, 2020; and
●	The efficiency ratio increased to 61.75% for the fourth quarter of 2021 from 54.89% for the same quarter of 2020.

"The strong performance generated by FNCB in 2021 speaks to the quality of the FNCB brand, our ability to provide superior customer service and adapt to changing market demands," stated Gerard A. Champi, President and Chief Executive Officer. "Earnings in 2021 benefitted from our leadership in originating PPP loans and assisting customers through the forgiveness process, as well as our ability to effectively manage funding costs and strengthen asset quality. During the fourth quarter we expanded our product offerings to include commercial equipment financing, including leasing, through the hiring of a team of seasoned professionals in this line of business. We are pleased to say that the buildout of this product offering is complete and is generating new loan originations in line with expectations. Additionally in the fourth quarter of 2021, we received approval to consolidate our Dunmore-Wheeler community office into our state-of-the-art Main Office. The consolidation, which will be finalized in the first quarter of 2022, will have minimal impact to customers, reduce operating expense run rates going forward and create efficiency within our branch network," concluded Mr. Champi.

COVID-19 Pandemic Update

FNCB originated 679 PPP loans totaling $76.2 million under a second round of funding, which expired during the first half of 2021 and received $3.6 million in related loan origination fees associated with these originations, which was deferred and is being recognized upon forgiveness or repayment. As of December 31, 2021, PPP loans outstanding were $20.9 million, net of $1.0 million in net unrecognized deferred origination fees. FNCB has been actively assisting customers through the forgiveness process. During the year ended December 31, 2021, FNCB received forgiveness for PPP loans totaling $130.3 million and recognized $4.8 million in net PPP loan origination fees upon forgiveness.

Due to the recent rise in the number of positive cases in our market area, FNCB branches are open for drive thru and by appointment only, with the exception of the Main Office and Plains Rt 315 community office, which are fully operational with lobbies open for consumer traffic. FNCB continues to follow CDC and Commonwealth of Pennsylvania guidance and take additional precautions to ensure the safety of its customers and its employees. Widespread availability and distribution of vaccines, including boosters, has led to improved economic growth across the United States and more specifically within our market area. However, lingering effects from the COVID-19 pandemic, including the effects of the Delta and Omicron variants continue to adversely impact employment markets and supply-chains affecting national, regional and local economies, which has resulted in pronounced price inflation.

Regarding our banking operations, commercial activity within our market area, while improving, remains volatile and has not returned to pre-pandemic levels. Economic restrictions adopted in 2020 caused many borrowers to request payment deferrals and other payment accommodations. As of December 31, 2021, all borrowers that previously received payment accommodations have resumed making contractual principal and interest payments. While positive developments have occurred, management is keenly aware that uncertainty regarding the pandemic may still exist. Additionally, FNCB's commercial customer base includes businesses in industries such as automobile, hotel/lodging, restaurants, hospitality, and retail and commercial real estate, all of which had been significantly and adversely impacted in 2020 and 2021 by economic restrictions and employment and supply-chain constraints related to the COVID-19 pandemic. Management continues to closely monitor customers within these industries as the economic recovery continues to unfold.

Management expects the COVID-19 pandemic, as well as certain provisions of legislative and regulatory relief efforts, to continue to impact FNCB's operations. At this time, management cannot determine or estimate the full magnitude of the impact and cannot provide any assurances as to the effect on FNCB's results of operations or financial position. The FNCB team will continue to work diligently to address any issues related to the COVID-19 pandemic in a safe and sound manner as they arise. Management believes that FNCB's balance sheet and capital position are strong and will allow FNCB to withstand any further challenges that may be presented.

Summary Results

We make reference to certain non-GAAP measures in this release.  See the reconciliations of the Non-GAAP adjusted measures to the GAAP measures in the tables that accompany this release.

For the three months ended December 31, 2021, FNCB's net interest income on a fully tax-equivalent basis increased $1.3 million, or 10.7%, to $13.1 million from $11.8 million for the same three months of 2020, which resulted from higher levels of tax-equivalent interest income, coupled with a reduction in interest expense. For the fourth quarter of 2021, tax-equivalent interest income increased $0.6 million, or 4.6%, to $13.5 million from $12.9 million in 2020. The increase in tax-equivalent interest income was caused primarily by higher balances of earning assets, partially offset by a reduction in the tax-equivalent yield on earning assets. Average earning assets increased $311.6 million, or 24.4%, to $1.589 billion for the three months ended December 31, 2021 from $1.277 billion for the same three months of 2020, which largely reflected an increase in the average balances of investment securities of $175.6 million, or 53.8%, as management redirected excess liquidity into the investment portfolio. Partially offsetting the increase in earning asset volumes was a 64-basis point reduction in the tax-equivalent yield on earning assets to 3.41% for the fourth quarter of 2021 from 4.05% for the same quarter of 2020. Specifically, the tax-equivalent yield on the loan portfolio decreased 13 basis points to 4.33% for the fourth quarter of 2021 from 4.46% for the same quarter of 2020, while the tax-equivalent yield on the investment portfolio decreased 61 basis points to 2.44% from 3.05% comparing the fourth quarters of 2021 and 2020, respectively. In addition, the improvement in tax-equivalent net interest income reflected a $0.7 million, or 58.8% reduction in interest expense driven by a further reduction in funding costs. FNCB's cost of funds decreased 28 basis points to 0.16% for the fourth quarter of 2021 compared to 0.44% for the same quarter of 2020. FNCB’s tax-equivalent net interest margin for the fourth quarter of 2021 contracted 41 basis points to 3.29% compared to 3.70% for the same quarter of 2020. The margin contraction reflected the significant growth in average earning assets at lower yields which overshadowed the reduction in funding costs. On a linked quarter basis, tax-equivalent net interest margin contracted 17 basis points from 3.46% for the third quarter of 2021. Excluding the impact of PPP loans (non-GAAP), FNCB's tax-equivalent net interest margin would have been 3.09% for the fourth quarter of 2021, compared to 3.49% for the fourth quarter of 2020 and 3.15% for the third quarter of 2021. For the year ended December 31, 2021, tax-equivalent net interest income increased $8.9 million, or 21.8%, to $49.9 million compared to $41.0 million for the year ended December 31, 2020. Similarly, the improvement in net interest income for the full-year period was due to an increase in tax-equivalent interest income due primarily to higher earning asset volumes coupled with a reduction in funding costs. Average earning assets increased $226.2 million, or 18.5%, to $1.449 billion in 2021 from $1.223 billion in 2020. Specifically, investment security volumes averaged $127.4 million, or 42.1% higher, while average interest-bearing deposits in other banks increased $59.7 million, or 649.0% and average loan volumes increased $3.4 million, or 4.3%, comparing the years ended December 31, 2021 and 2020.  Additionally, net loan origination fees recognized on forgiven PPP loans totaled $4.8 million in 2021 compared to $1.2 million in 2020, an increase of $3.6 million. The low interest rate environment and continued oversupply of deposits in the market resulted in further reductions in funding costs. For the year ended December 31, 2021, the cost of funds decreased 39 basis points to 0.25% from 0.64% for the year ended December 31, 2020. The tax-equivalent net interest margin widened 10 basis points to 3.45% in 2021 from 3.35% in 2020. For purposes of presenting net interest income, earning-asset yields and net interest margin information on a tax-equivalent basis, tax-free interest income is adjusted using the statutory federal corporate income tax rate of 21.0% for 2021 and 2020.

Non-interest income for the fourth quarter of 2021 was $1.9 million, a decrease of $0.2 million, or 6.8% from $2.1 million for the fourth quarter of 2020. The decrease was largely due to reductions in net gains on equity securities, net gains on the sale of mortgage loans held for sale, partially offset by an increase in deposit service charges. For the quarter ended December 31, 2021, net gains on equity securities were $145 thousand, a decrease of $162 thousand, or 52.8%, compared to $307 thousand for the same three months of 2020. Net gains on the sale of mortgage loans held for sale were $40 thousand for the fourth quarter of 2021, a decrease of $148 thousand, or 78.7%, compared to $188 thousand for the same quarter of 2020. These reductions were partially offset by a $163 thousand, or 18.6%, increase in deposit service charges to $1.0 million for the three months ended December 31, 2021 compared to $875 thousand for the three months ended December 31, 2020, which primarily reflected increases in debit card fees. For the year ended December 31, 2021, non-interest income decreased $1.0 million, or 10.6%, to $8.3 million from $9.3 million for the year ended December 31, 2020. The year-to-date reduction in non-interest income resulted primarily from decreases in net gains on the sale of available-for-sale debt securities, net gains on equity securities and net gains on the sale of mortgage loans held for sale. Net gains on the sale of available-for-sale securities decreased $1.3 million, or 86.1%, to $213 thousand in 2021 compared to $1.5 million in 2020, while net gains on equity securities decreased $470 thousand, or 40.1%, to $701 thousand in 2021 from $1.2 million in 2020. As part of an asset/liability management initiative to enhance future interest income run rates, management elected to hold higher-quality saleable mortgage loans in the loan portfolio. This initiative was the major factor causing a $301 thousand, or 46.1%, decrease in net gains on the sale of mortgage loans to $352 thousand in 2021 as compared to $653 thousand in 2020. These decreases were partially offset by a $625 thousand, or 19.2%, increase in deposit service charges, resulting primarily from an increase in debit card usage, and a settlement in the amount of $426 thousand from a bank-owned life insurance death benefit claim that was recognized in 2021.

Non-interest expense totaled $9.2 million for the fourth quarter of 2021, an increase of $1.7 million, or 23.2%, from $7.4 million for the fourth quarter of 2020, which reflected increases in salaries and employee benefits, data processing costs and other operating expenses. Salaries and employee benefits expense increased $917 thousand, or 23.0%, to $4.9 million from $4.0 million comparing the three months ended December 31, 2021 and 2020, which was caused primarily by additional salary and benefit costs associated with the onboarding of the 1st Equipment Financing team of professionals, along with increases in employee retirement plan contributions and incentive pay. Data processing costs for the fourth quarter increased $279 thousand, or 37.5%, to $1.0 million in 2021 from $745 thousand in 2020, reflecting additional costs associated with cybersecurity enhancements.  Other operating expenses totaled $1.9 million for the fourth quarter of 2021, an increase of $630 thousand, or 50.4%, from $1.2 million for the same quarter of 2020. Included in other operating expense in the fourth quarter of 2021 were losses of $300 thousand associated with the transfer of two bank-owned properties to other real estate owned. As part of management's ongoing initiative to optimize its branch network, in December 2021, FNCB received regulatory approval to consolidate a community office located in the Borough of Dunmore, Lackawanna County, Pennsylvania with its main office located in the same Borough. The consolidation is expected to be completed in the first quarter of 2022, and is expected to generate annual operating cost savings of approximately $230 thousand. Additionally, with the continuing evolution of digital banking and declining utilization of brick-and-mortar branches, management decided to sell land located in Lackawanna County that FNCB was holding for future branch expansion. For the year ended December 31, 2021, non-interest expense totaled $31.1 million, an increase of $2.1 million, or 7.5%, compared to $28.9 million for the year ended December 31, 2020. Similar to the fourth quarter increase, the yearly increase was primarily due to increased salaries and employee benefits, data processing expenses and other operating expenses. Salaries and employee benefits increased $1.4 million, or 9.5%, to $16.7 million in 2021, compared to $15.2 million in 2020. Data processing expenses increased $756 thousand, or 25.8%, to $3.7 million in 2021, compared to $2.9 million in 2020. Other operating expenses amounted to $5.6 million in 2021, an increase of $235 thousand, or 4.3%, compared to $5.4 million in 2020.

Asset Quality

FNCB experienced steady improvement in asset quality throughout 2021, as exhibited by a decrease in total non-performing loans of $1.7 million, or 30.8%, to $3.9 million, or 0.39% of total loans, at December 31, 2021 from $5.6 million, or 0.62% of total loans, at December 31, 2020. The improvement primarily reflected the payoff of one commercial relationship, strong repayment activity and the return of several loans to accrual status. On a linked-quarter basis, non-performing loans improved $612 thousand, or 13.7%, from $4.5 million at September 30, 2021. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans) improved to 0.55% at December 31, 2021, compared to 0.99% at December 31, 2020 and 0.61% at September 30, 2021. FNCB recorded a provision for loan and lease losses of $166 thousand in 2021, a decrease of $1.8 million or 91.5%, compared to $1.9 million in 2020. The elevated amount of credit provisioning in 2020 was directly related to the economic disruption and uncertainty caused by the COVID-19 pandemic. The allowance for loan and lease losses was $12.4 million, or 1.27% of total loans, at December 31, 2021, compared to $11.9 million, or 1.33% of total loans, at December 31, 2020. Excluding PPP loans, which are 100.0% guaranteed by the federal government, this ratio (non-GAAP) was 1.30% at December 31, 2021 and 1.45% at December 31, 2020.

Financial Condition

Total assets increased $198.6 million, or 13.6%, to $1.664 billion at December 31, 2021, from $1.465 billion at December 31, 2020.  The strong balance sheet growth reflected substantial increases in available-for-sale debt securities, and loans, net of net deferred loan costs and unearned income. Available-for-sale debt securities increased $172.5 million, or 49.3%, to $522.6 million at December 31, 2021 from $350.0 million at December 31, 2020. Loans, net of net deferred loan costs and unearned income, grew $78.3 million, or 8.7%, to $979.4 million at December 31, 2021, from $901.1 million at December 31, 2020  Excluding activity related to the origination and forgiveness of PPP loans, loans, net of net deferred loan origination fees, increased $134.4 million, or 16.3%. Total deposits increased $167.6 million, or 13.0%, to $1.455 billion at December 31, 2021 from $1.287 billion at December 31, 2020. Interest-bearing deposits increased $119.0 million, or 11.7%, to $1.135 billion at December 31, 2021 from $1.016 billion at December 31, 2020. Additionally, non-interest-bearing deposits increased $48.6 million, or 17.9%,  to $320.1 million at December 31, 2021 from $271.5 million at December 31, 2020.

Total shareholders’ equity increased $6.6 million, or 4.2%, to $162.5 million at December 31, 2021 from $155.9 million at December 31, 2020. Contributing to the increase in capital was 2021 net income of $21.4 million partially offset by a $7.5 million decrease in accumulated other comprehensive income related primarily to depreciation in the fair value of FNCB’s available-for-sale debt securities, net of deferred taxes and dividends declared and paid in 2021 of $5.4 million. The repurchase of 330,759 common shares under the board-authorized 2021 stock repurchase program also reduced shareholders' equity by $2.4 million. FNCB's tangible book value per share improved $0.43, or 5.6%, to $8.13 per share at December 31, 2021 from $7.70 per share at December 31, 2020. FNCB Bank’s total risk-based capital and Tier I leverage ratios were 14.61% and 8.92%, respectively, at December 31, 2021 compared to 15.79% and 9.57%, respectively, at December 31, 2020.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 110 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 17 community offices located in Lackawanna, Luzerne and Wayne Counties, and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

Forward-looking Statements

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in our reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, including statements with respect to new product offerings, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “future” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the effect of the novel Coronavirus Disease 2019 ("COVID-19") pandemic on FNCB and its customers, the Commonwealth of Pennsylvania and the United States, related to the economy and overall financial stability; government and regulatory responses to the COVID-19 pandemic; government intervention in the U.S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Tax Cuts and Jobs Act; political instability; the ability of FNCB to manage credit risk; weakness in the economic environment, in general, and within FNCB’s market area; the deterioration of one or a few of the commercial real estate loans with relatively large balances contained in FNCB’s loan portfolio; greater risk of loan defaults and losses from concentration of loans held by FNCB, including those to insiders and related parties; if FNCB’s portfolio of loans to small and mid-sized community-based businesses increases its credit risk; if FNCB’s ALLL is not sufficient to absorb actual losses or if increases to the ALLL were required; FNCB is subject to interest-rate risk and any changes in interest rates could negatively impact net interest income or the fair value of FNCB's financial assets; if management concludes that the decline in value of any of FNCB’s investment securities is other-than-temporary could result in FNCB recording an impairment loss; if FNCB’s risk management framework is ineffective in mitigating risks or losses to FNCB; if FNCB is unable to successfully compete with others for business; a loss of depositor confidence resulting from changes in either FNCB’s financial condition or in the general banking industry; if FNCB is unable to retain or grow its core deposit base; inability or insufficient dividends from its subsidiary, FNCB Bank; if FNCB loses access to wholesale funding sources; interruptions or security breaches of FNCB’s information systems; any systems failures or interruptions in information technology and telecommunications systems of third parties on which FNCB depends; security breaches; if FNCB’s information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing; the loss of management and other key personnel; dependence on the use of data and modeling in both its management’s decision-making generally and in meeting regulatory expectations in particular; additional risk arising from new lines of business, products, product enhancements or services offered by FNCB; inaccuracy of appraisals and other valuation techniques FNCB uses in evaluating and monitoring loans secured by real property and other real estate owned; unsoundness of other financial institutions; damage to FNCB’s reputation; defending litigation and other actions; dependence on the accuracy and completeness of information about customers and counterparties; risks arising from future expansion or acquisition activity; environmental risks and associated costs on its foreclosed real estate assets; any remediation ordered, or adverse actions taken, by federal and state regulators, including requiring FNCB  to act as a source of financial and managerial strength for the FNCB Bank in times of stress;  costs arising from extensive government regulation, supervision and possible regulatory enforcement actions; new or changed legislation or regulation and regulatory initiatives; noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations; failure to comply with numerous "fair and responsible banking" laws; any violation of laws regarding privacy, information security and protection of personal information or another incident involving personal, confidential or proprietary information of individuals; any rulemaking changes implemented by the Consumer Financial Protection Bureau; inability to attract and retain its highest performing employees due to potential limitations on incentive compensation contained in proposed federal agency rulemaking; any future increases in FNCB Bank’s FDIC deposit insurance premiums and assessments; and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this press release. Readers should carefully review the risk factors described in the Annual Report and other documents that FNCB periodically files with the SEC, including its Form 10-K for the year ended December 31, 2020 and Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021.

FNCB Bancorp, Inc.
Selected Financial Data

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
	2021	2021	2021	2021	2020
Per share data:
Net income (fully diluted)	$0.20	$0.31	$0.26	$0.29	$0.26
Cash dividends declared	$0.075	$0.075	$0.060	$0.060	$0.055
Book value	$8.13	$8.10	$7.99	$7.65	$7.70
Tangible book value	$8.13	$8.10	$7.99	$7.65	$7.70
Market value:
High	$9.40	$8.35	$7.98	$8.94	$7.95
Low	$8.21	$7.17	$6.90	$5.80	$5.16
Close	$9.24	$8.23	$7.27	$7.54	$6.40
Common shares outstanding	19,989,875	19,985,837	20,102,602	20,240,668	20,245,649

Selected ratios:
Annualized return on average assets	0.94%	1.58%	1.38%	1.61%	1.41%
Annualized return on average shareholders' equity	9.82%	15.61%	13.37%	15.27%	13.49%
Efficiency ratio	61.75%	51.32%	51.86%	51.87%	54.89%
Tier I leverage ratio (FNCB Bank)	8.92%	9.80%	9.90%	9.88%	9.57%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	14.64%	15.91%	15.79%	16.26%	15.79%
Average shareholders' equity to average total assets	9.61%	10.14%	10.35%	10.53%	10.42%
Yield on earning assets (FTE)	3.41%	3.63%	3.80%	3.85%	4.05%
Cost of funds	0.16%	0.23%	0.30%	0.34%	0.44%
Net interest spread (FTE)	3.25%	3.40%	3.50%	3.51%	3.61%
Net interest margin (FTE)	3.29%	3.46%	3.58%	3.59%	3.70%
Total delinquent loans/total loans	0.55%	0.61%	0.56%	0.70%	0.99%
Allowance for loan and lease losses/total loans	1.27%	1.25%	1.26%	1.30%	1.33%
Non-performing loans/total loans	0.39%	0.47%	0.46%	0.52%	0.62%
Annualized net (recoveries) charge-offs/average loans	(0.03%)	(0.03%)	(0.02%)	0.03%	0.09%

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Year Ended
	December 31,
(in thousands, except share data)	2021	2020
Interest income
Interest and fees on loans	$41,049	$37,615
Interest and dividends on securities:
Taxable	8,237	7,073
Tax-exempt	2,086	1,373
Dividends	239	249
Total interest and dividends on securities	10,562	8,695
Interest on interest-bearing deposits in other banks	88	28
Total interest income	51,699	46,338
Interest expense
Interest on deposits	2,508	5,404
Interest on borrowed funds:
Federal Reserve Bank Discount Window advances	-	32
Federal Home Loan Bank of Pittsburgh advances	6	474
Junior subordinated debentures	191	250
Total interest on borrowed funds	197	756
Total interest expense	2,705	6,160
Net interest income before provision for loan and lease losses	48,994	40,178
Provision for loan and lease losses	166	1,941
Net interest income after provision for loan and lease losses	48,828	38,237
Non-interest income
Deposit service charges	3,877	3,252
Net gain on the sale of available-for-sale securities	213	1,528
Net gain on equity securities	701	1,171
Net gain on the sale of mortgage loans held for sale	352	653
Loan-related fees	390	348
Income from bank-owned life insurance	541	482
Bank-owned life insurance settlement	426	-
Merchant services revenue	593	565
Other	1,175	1,251
Total non-interest income	8,268	9,250
Non-interest expense
Salaries and employee benefits	16,697	15,246
Occupancy expense	2,039	2,052
Equipment expense	1,338	1,477
Advertising expense	712	685
Data processing expense	3,689	2,933
Regulatory assessments	609	387
Bank shares tax	975	786
Professional fees	674	999
Other operating expenses	4,336	4,350
Total non-interest expense	31,069	28,915
Income before income taxes	26,027	18,572
Income tax expense	4,656	3,225
Net income	$21,371	$15,347

Income per share
Basic	$1.06	$0.76
Diluted	$1.06	$0.76

Cash dividends declared per common share	$0.27	$0.22
Weighted average number of shares outstanding:
Basic	20,111,430	20,210,439
Diluted	20,126,853	20,212,187

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands, except share data)	2021	2021	2021	2021	2020
Interest income
Interest and fees on loans and leases	$10,325	$10,696	$10,242	$9,786	$10,338
Interest and dividends on securities:
Taxable	2,281	2,070	1,980	1,906	1,832
Tax-exempt	567	517	516	486	465
Dividends	63	55	59	62	64
Total interest and dividends on securities	2,911	2,642	2,555	2,454	2,361
Interest on interest-bearing deposits in other banks	53	31	1	3	3
Total interest income	13,289	13,369	12,798	12,243	12,702
Interest expense
Interest on deposits	410	582	718	798	1,077
Interest on borrowed funds:
Federal Home Loan Bank of Pittsburgh advances	6	-	-	-	-
Junior subordinated debentures	48	47	48	48	50
Total interest on borrowed funds	54	47	48	48	50
Total interest expense	464	629	766	846	1,127
Net interest income before provision (credit) for loan and lease losses	12,825	12,740	12,032	11,397	11,575
Provision (credit) for loan and lease losses	338	(513)	155	186	(115)
Net interest income after provision (credit) for loan and lease losses	12,487	13,253	11,877	11,211	11,690
Non-interest income
Deposit service charges	1,038	1,009	956	874	875
Net gain on the sale of available-for-sale securities	-	-	-	213	24
Net gain on equity securities	145	156	36	364	307
Net gain on the sale of mortgage loans held for sale	40	41	47	224	188
Loan-related fees	76	77	104	133	148
Income from bank-owned life insurance	139	139	142	121	116
Bank-owned life insurance settlement	-	-	4	422	-
Merchant services revenue	140	159	156	138	164
Other	365	261	264	285	263
Total non-interest income	1,943	1,842	1,709	2,774	2,085
Non-interest expense
Salaries and employee benefits	4,901	4,022	4,038	3,736	3,984
Occupancy expense	549	450	431	609	532
Equipment expense	333	319	333	353	365
Advertising expense	221	160	214	117	190
Data processing expense	1,024	961	885	819	745
Regulatory assessments	149	160	112	188	131
Bank shares tax	(34)	352	342	315	(92)
Professional fees	150	153	112	259	339
Other operating expenses	1,879	923	759	775	1,249
Total non-interest expense	9,172	7,500	7,226	7,171	7,443
Income before income taxes	5,258	7,595	6,360	6,814	6,332
Income tax expense	1,300	1,244	1,131	981	1,176
Net income	$3,958	$6,351	$5,229	$5,833	$5,156

Income per share
Basic	$0.20	$0.31	$0.26	$0.29	$0.26
Diluted	$0.20	$0.31	$0.26	$0.29	$0.26

Cash dividends declared per common share	$0.075	$0.075	$0.060	$0.060	$0.055
Weighted average number of shares outstanding:
Basic	19,988,272	19,997,021	20,222,216	20,242,262	20,241,730
Diluted	20,015,776	20,009,387	20,232,694	20,253,606	20,244,652

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands)	2021	2021	2021	2021	2020
Assets
Cash and cash equivalents:
Cash and due from banks	$16,651	$24,612	$24,782	$22,382	$24,822
Interest-bearing deposits in other banks	82,369	149,581	31,160	76,172	130,989
Total cash and cash equivalents	99,020	174,193	55,942	98,554	155,811
Available-for-sale debt securities, at fair value	522,566	470,323	432,807	407,396	350,035
Equity securities, at fair value	4,922	4,777	4,303	4,267	3,026
Restricted stock, at cost	1,911	1,826	1,099	1,149	1,745
Loans held for sale	-	491	642	267	2,107
Loans, net of net deferred costs and unearned income	979,439	958,408	976,538	931,943	901,102
Allowance for loan and lease losses	(12,416)	(12,018)	(12,285)	(12,076)	(11,950)
Net loans	967,023	946,390	964,253	919,867	889,152
Bank premises and equipment, net	16,082	17,269	17,360	17,407	17,579
Accrued interest receivable	4,643	4,593	4,485	4,567	4,286
Bank-owned life insurance	33,494	33,355	33,216	33,074	31,712
Other assets	14,662	12,674	10,656	13,488	10,226
Total assets	$1,664,323	$1,665,891	$1,524,763	$1,500,036	$1,465,679

Liabilities
Deposits:
Demand (non-interest-bearing)	$320,089	$321,952	$312,408	$319,532	$271,499
Interest-bearing	1,134,939	1,160,114	1,025,770	1,003,296	1,015,949
Total deposits	1,455,028	1,482,066	1,338,178	1,322,828	1,287,448
Borrowed funds	30,310	10,310	10,310	10,310	10,310
Accrued interest payable	49	56	87	99	108
Other liabilities	16,479	11,509	15,574	11,869	11,953
Total liabilities	1,501,866	1,503,941	1,364,149	1,345,106	1,309,819

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	24,987	24,982	25,128	25,300	25,307
Additional paid-in capital	80,128	80,000	80,591	81,640	81,587
Retained earnings	50,990	48,541	43,698	39,691	35,080
Accumulated other comprehensive income	6,352	8,427	11,197	8,299	13,886
Total shareholders' equity	162,457	161,950	160,614	154,930	155,860
Total liabilities and shareholders’ equity	$1,664,323	$1,665,891	$1,524,763	$1,500,036	$1,465,679

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(dollars in thousands)	2021	2021	2021	2021	2020
Interest income
Loans:
Loans and leases - taxable	$9,983	$10,364	$9,897	$9,401	$9,938
Loans and leases - tax-free	433	420	437	487	506
Total loans	10,416	10,784	10,334	9,888	10,444
Securities:
Securities, taxable	2,344	2,125	2,039	1,968	1,896
Securities, tax-free	719	654	653	615	589
Total interest and dividends on securities	3,063	2,779	2,692	2,583	2,485
Interest-bearing deposits in other banks	53	31	1	3	3
Total interest income	13,532	13,594	13,027	12,474	12,932
Interest expense
Deposits	410	582	718	798	1,077
Borrowed funds	54	47	48	48	50
Total interest expense	464	629	766	846	1,127
Net interest income	$13,068	$12,965	$12,261	$11,628	$11,805

Average balances
Earning assets:
Loans:
Loans and leases - taxable	$915,693	$921,648	$909,833	$873,544	$889,964
Loans and leases - tax-free	45,920	43,091	44,583	46,897	46,444
Total loans and leases	961,613	964,739	954,416	920,441	936,408
Securities:
Securities, taxable	409,210	357,684	326,848	286,128	255,111
Securities, tax-free	92,685	82,706	82,304	75,876	71,154
Total securities	501,895	440,390	409,152	362,004	326,265
Interest-bearing deposits in other banks	125,609	94,434	7,042	13,490	14,808
Total interest-earning assets	1,589,117	1,499,563	1,370,610	1,295,935	1,277,481
Non-earning assets	91,968	105,912	145,861	175,301	181,708
Total assets	$1,681,085	$1,593,014	$1,516,471	$1,471,236	$1,459,189
Interest-bearing liabilities:
Deposits	$1,163,290	$1,080,312	$1,019,612	$999,085	$1,016,916
Borrowed funds	17,810	10,419	10,310	10,310	10,310
Total interest-bearing liabilities	1,181,100	1,090,731	1,029,922	1,009,395	1,027,226
Demand deposits	322,536	325,571	317,670	294,525	268,531
Other liabilities	15,846	15,258	11,998	12,413	11,377
Shareholders' equity	161,603	161,454	156,881	154,903	152,055
Total liabilities and shareholders' equity	$1,681,085	$1,593,014	$1,561,471	$1,471,236	$1,459,189

Yield/Cost
Earning assets:
Loans:
Interest and fees on loans and leases - taxable	4.36%	4.50%	4.35%	4.30%	4.47%
Interest and fees on loans and leases - tax-free	3.77%	3.90%	3.92%	4.15%	4.36%
Total loans	4.33%	4.47%	4.33%	4.30%	4.46%
Securities:
Securities, taxable	2.29%	2.38%	2.50%	2.75%	2.97%
Securities, tax-free	3.10%	3.16%	3.17%	3.24%	3.31%
Total securities	2.44%	2.52%	2.63%	2.85%	3.05%
Interest-bearing deposits in other banks	0.17%	0.13%	0.06%	0.09%	0.08%
Total earning assets	3.41%	3.63%	3.80%	3.85%	4.05%
Interest-bearing liabilities:
Interest on deposits	0.14%	0.22%	0.28%	0.32%	0.42%
Interest on borrowed funds	1.21%	1.80%	1.86%	1.86%	1.94%
Total interest-bearing liabilities	0.16%	0.23%	0.30%	0.34%	0.44%
Net interest spread	3.25%	3.40%	3.50%	3.51%	3.61%
Net interest margin	3.29%	3.46%	3.58%	3.59%	3.70%

FNCB Bancorp, Inc.
Asset Quality Data

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands)	2021	2021	2021	2021	2020
At period end
Non-accrual loans, including non-accruing troubled debt restructured loans (TDRs)	$3,863	$4,475	$4,555	$4,842	$5,581
Loans past due 90 days or more and still accruing	-	-	-	-	-
Total non-performing loans and leases	3,863	4,475	4,555	4,842	5,581
Other real estate owned (OREO)	920	54	236	58	58
Other non-performing assets	1,773	1,773	1,773	1,900	1,900
Total non-performing assets	$6,556	$6,302	$6,564	$6,800	$7,539

Accruing TDRs	$6,666	$6,666	$6,823	$6,962	$6,975

For the three months ended
Allowance for loan and lease losses
Beginning balance	$12,018	$12,285	$12,076	$11,950	$12,269
Loans and leases charged-off	34	255	136	361	338
Recoveries of charged-off loans and leases	94	501	190	301	134
Net (recoveries)/charge-offs	(60)	(246)	(54)	60	204
Provision (credit) for loan and lease losses	338	(513)	155	186	(115)
Ending balance	$12,416	$12,018	$12,285	$12,076	$11,950

FNCB Bancorp, Inc.
Non-GAAP Reconciliations

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(dollars in thousands)	2021	2021	2021	2021	2020
Annualized net interest margin:
Net interest margin (1 divided by 3)	3.29%	3.46%	3.58%	3.59%	3.70%
Net interest margin, excluding PPP loans (non-GAAP) (2 divided by 4)	3.09%	3.15%	3.45%	3.37%	3.49%

Net interest income (FTE) (1)	$13,068	$12,965	$12,261	$11,628	$11,805
PPP loan interest and fee income	1,033	1,709	1,319	1,499	1,485
Net interest income (FTE), excluding PPP loans (non-GAAP) (2)	$12,035	$11,256	$10,942	$10,129	$10,320

Average earning assets (3)(a)	$1,589,117	$1,499,563	$1,370,610	$1,295,935	$1,277,481
Average PPP loans	33,205	69,132	101,779	94,801	95,837
Average earning assets, excluding PPP loans (non-GAAP) (4)	$1,555,912	$1,430,431	$1,268,831	$1,201,134	$1,181,644

Allowance for loan and lease losses/total period end loans
Allowance for loans and lease losses/total period end loans (5 divided by 6)	1.27%	1.25%	1.26%	1.30%	1.33%
Allowance for loans and lease losses/total period end loans, excluding PPP loans (non-GAAP) (5 divided by 7)	1.30%	1.32%	1.37%	1.46%	1.45%

Allowance for loans and lease losses (5)	$12,416	$12,018	$12,285	$12,076	$11,950

Total period end loans (6)	$979,439	$958,408	$976,538	$931,943	$901,102
PPP loans outstanding at period end	21,940	49,434	82,354	103,466	76,004
Total period end loans, excluding PPP loans (non-GAAP) (7)	$957,499	$908,974	$894,184	$828,477	$825,098